For Immediate Release

Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (305) 523-3658

UNITED STATES PATENT OFFICE GRANTS KOS PHARMACEUTICALS
NEW NIASPAN® PATENT

Marks Fourth Patent for Niaspan Based Cholesterol Franchise

Kos Updates on Recent Regulatory Matters

Miami, FL, January 12, 2004 – Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) announced today that the United States Patent and Trademark Office (USPTO) will issue U.S. Patent No. 6,676,967 entitled Methods of Reducing Flushing in Individuals Being Treated with Nicotinic Acid for Hyperlipidemia on January 13, 2004.

The ‘967 patent is Kos’ fourth patent for its Niaspan® based cholesterol franchise. The patent covers certain aspects of the tolerability profile of Niaspan and Advicor®. Specifically, the patent is directed to a method of reducing the flushing side effect of niacin by adhering to certain pharmacokinetic parameters. Niaspan is the only FDA-approved, once-daily extended-release prescription formulation of niacin for treating abnormal cholesterol levels.

“This fourth patent further enhances the patent position of our Niaspan based cholesterol portfolio, which currently consists of composition, method-of-use, and pharmacokinetic property patents,” stated Adrian Adams, President and Chief Executive Officer. “Moreover, the patent highlights the extensive research and development that Kos has conducted on niacin throughout the years.”

On the regulatory front, Kos had previously filed sNDAs for enhanced labeling on Niaspan, seeking formal indications for stroke and diabetic dyslipidemia. Although Niaspan is safe and effective in modulating multiple lipid disorders, the FDA did not grant the formal indications for stroke and diabetic dyslipidemia based on the FDA’s requirement of outcome studies, which are very expensive and time-consuming.

Niaspan is currently indicated as an adjunct to diet to reduce elevated triglyceride levels (TG) and to increase HDL-cholesterol (HDL-C), lipid abnormalities common to diabetic patients. In this connection, the American Diabetes Association stated in their Position Statement in the January 2004, Diabetes Care Journal, that nicotinic acid in doses of 2 grams or less per day can be a safe and effective treatment to increase HDL cholesterol.

Kos also announced today that it has received a warning letter from the Food and Drug Administration (FDA) related to a routine, unannounced inspection of the Company’s principal manufacturing facility located in Edison, New Jersey. The letter describes four observations about deficiencies in its quality systems. Kos is working diligently to remedy these deficiencies. The Company plans to cooperate fully with the FDA to take any corrective action that may be required to further assure the quality of its products.

Available since 1997, Niaspan is the only FDA-approved, once-daily extended-release prescription formulation of niacin for treating abnormal cholesterol levels. According to current labeling, Niaspan is indicated as an adjunct to diet when the response to a diet restricted in saturated fat and cholesterol and other nonpharmacologic measures alone has been inadequate, to reduce elevated total cholesterol, LDL (Low-Density Lipoprotein; “bad” cholesterol), Apo B, and triglycerides (TG) levels, and to increase HDL in patients with primary hypercholesterolemia and mixed dyslipidemia. Additionally, Niaspan is also indicated to reduce the risk of recurrent heart attacks in patients who have a history of heart attack and hypercholesterolemia. Niaspan is also indicated in combination with lovastatin in patients who require either further TG lowering or HDL raising who may benefit from having niacin added to their regimen or in patients receiving niacin who require further LDL-lowering who may benefit from having lovastatin added to their regimen.

Niaspan and Advicor are contraindicated in patients with a known hypersensitivity to their components, active liver or peptic ulcer disease, or unexplained persistent liver enzyme elevation, arterial bleeding or in pregnant or nursing women. Liver function tests should be monitored periodically. Niaspan or Advicor should not be substituted directly for equal doses of immediate-release niacin. Cases of severe toxicity, including fulminant hepatic necrosis, have occurred in patients who have substituted sustatined-release (modified-release, timed-release) niacin products for immediate-release niacin at equivalent doses. Combination therapy with niacin and a statin may increase the risk of myopathy and a serious but rare condition referred to as rhabdomyolysis. The most common adverse event with Niaspan and Advicor is flushing. Other commonly reported adverse events include gastrointestinal symptoms and rash. Diabetic or potentially diabetic patients may experience a dose-related rise in fasting blood sugar with these products.

Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of pharmaceutical products to improve safety, efficacy or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration along with drug delivery device technology.

This press release contains forward-looking statements based on current expectations, and Kos assumes no obligation to update these statements or make any further statements on any of these issues. These forward-looking statements are intended to fall within the safe harbor provisions under the U.S. Private Securities Litigation Reform Act. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,”

“plan,” “expect,” “require,” “intend,” “assume,” and similar words and include statements relating to the protection afforded by the Company’s new and existing patents, the continued safety, efficacy and acceptability of its products, and the Company’s plans to remedy the issues cited by the FDA, are forward-looking and are subject to risks and uncertainties. Several factors could cause actual events to differ materially from the forward-looking statements including the ability of the Company to remediate the issues identified by the FDA without adversely affecting its manufacturing capability or ability to meet its production requirements, the Company’s ability to maintain regulatory approvals for its products, the validity, scope and enforceability of Kos’ patents, including the newly issued patent referenced in this press release, the outcome of the pending litigation relating to certain of the Company’s existing patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release is set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the period ended December 31, 2002, filed with the Securities and Exchange Commission, and in other reports and documents filed with the SEC.